Exhibit (j)

   CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption "Financial Highlights" in the DWS Money Market Prime Series' (the "Fund"), comprising the DWS Money Funds, DWS Cash Investment Trust Class A, DWS Cash Investment Trust Class B, DWS Cash Investment Trust Class C, DWS Cash Investment Trust Class S, and DWS Money Market Fund Shares Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Fund's Statements of Additional Information, and to the incorporation by reference in Post-Effective Amendment Number 60 to the Registration Statement (Form N-1A, No. 002-51992) of our report dated September 14, 2007, on the financial statements and financial highlights of the Fund, included in the Fund's Annual Report dated July 31, 2007.



                                                            /s/ERNST & YOUNG LLP

Boston, Massachusetts
November 27, 2007